 FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces Third Quarter Results and Hurricane Rita Impact

Houston, Texas (November 15, 2005) For the third quarter ended October 2, 2005, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $31,195 or $0.01 per diluted share, compared with third quarter 2004 net income of $583,258 or $0.16 per diluted share. For the 39-week period ended October 2, 2005, the Company reported net income of $1,208,516 or $0.32 per diluted share, compared with the 39-week period of fiscal 2004 net income of $1,736,839 or $0.48 per diluted share.

The Company estimates that it lost $1.0 million in revenues due to the impact of Hurricane Rita, which hit the Gulf Coast area where a number of the Company’s restaurants are located. In addition to that, the Hurricane Rita period costs of $274,328 included actual losses from spoiled inventory, costs associated with the reopening of damaged restaurants and certain labor-related costs incurred during the time the various restaurants were closed. The Company has insurance that covers substantially all of the Hurricane Rita costs in excess of its $230,000 deductible, as well as business interruption losses.

The third quarter ended October 2, 2005 also reflects losses of $159,078 related to the disposition of assets associated with the remodel of restaurants. During the third quarter of fiscal 2004, the Company recorded losses of $5,320 related to miscellaneous disposition of assets.

The Company’s revenues for the third quarter of fiscal 2005 increased $114,283 or 0.6% to $19.9 million compared with $19.8 million for the same quarter in fiscal 2004. Restaurant sales for third quarter 2005 increased $126,380 or 0.6% to $19.8 million compared with $19.6 million for the third quarter of fiscal 2004. As mentioned above, the Company estimated that it lost $1.0 million in revenues due to the impact of Hurricane Rita on the Company’s operations. For the third quarter ended October 2, 2005, total system same-restaurant sales increased 1.1%, Company-owned same-restaurant sales increased 1.4% and franchised-owned same restaurant sales decreased 0.1%. The remaining comparable increase in restaurant sales reflects new restaurant additions.

On a year-to-date basis, the Company’s revenue was up $2.5 million or 4.2% to $60.9 million compared with $58.4 million for the same 39-week period in fiscal 2004. Restaurant sales for the 39-week period ended October 2, 2005 increased $2.5 million or 4.3% to $60.3 million compared with $57.8 million for the same 39-week period of fiscal 2004. Approximately 53.8% of the increase reflect positive same-restaurant sales. For the 39-week period ended October 2, 2005, total system same-restaurant sales increased 2.3%, Company-owned same-restaurant sales increased 2.4% and franchised-owned same-restaurant sales increased 1.9%. The remaining comparable increase in restaurant sales reflects new restaurant additions.

Commenting on the Company’s third quarter results for fiscal 2005, Curt Glowacki, Chief Executive Officer, stated, “Hurricane Rita hit our Gulf Coast area, where a number of our restaurants are located, with a major blow. The safety of our employees was our first concern. We are thankful that all of our people made it through the storm virtually unharmed. Property can be restored, and for the most part ours has been. We have reopened eleven of thirteen closed restaurants in record time, and we expect to reopen the last two restaurants before fiscal year end. In the last two weeks ended November 6, 2005, the revenue generated by the eleven restaurants exceeded the revenue the thirteen restaurants generated in the same comparable weeks last year.”

Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 61 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; the risk of food borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(unaudited)

	13-Week	13-Week	39-Week	39-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/02/2005	09/26/2004	10/02/2005	09/26/2004
Revenues:
Restaurant sales	$19,753,890	$19,627,510	$60,337,619	$57,825,035
Franchise fees, royalties and other	179,382	191,479	532,456	588,860
	19,933,272	19,818,989	60,870,075	58,413,895

Costs and expenses:
Cost of sales	5,457,908	5,461,015	16,680,150	16,074,162
Labor	6,629,632	6,504,574	20,004,515	19,084,172
Restaurant operating expenses	4,879,861	4,579,063	14,225,386	13,418,861
General and administrative	1,671,393	1,652,841	5,177,404	4,831,416
Depreciation and amortization	707,129	568,199	2,058,429	1,656,633
Pre-opening costs	16,050	16,960	55,876	27,489
Hurricane Rita losses	274,328	-	274,328	-
Loss on sale of assets	159,078	5,320	292,471	29,550
	19,795,379	18,787,972	58,768,559	55,122,283

Operating income	137,893	1,031,017	2,101,516	3,291,612

Other income (expense):
Interest income	1,557	311	2,821	9,291
Interest expense	(136,437)	(138,238)	(423,152)	(409,258)
Other, net	31,320	18,373	90,428	63,948
	(103,560)	(119,554)	(329,903)	(336,019)

Income from continuing operations before income taxes	34,333	911,463	1,771,613	2,955,593
Income tax expense	3,138	297,197	561,480	972,489
Income from continuing operations	31,195	614,266	1,210,133	1,983,104

Discontinued Operations:
Loss from discontinued operations	-	(48,635)	(2,565)	(227,535)
Impairments and restaurant closure costs	-	(247)	-	(167,551)
Loss on sale of assets	-	(659)	-	1,629
Loss from discontinued operations before income taxes	-	(49,541)	(2,565)	(393,457)
Income tax benefit	-	18,533	948	147,192
Loss from discontinued operations	-	(31,008)	(1,617)	(246,265)

Net income	$31,195	$583,258	$1,208,516	$1,736,839

Basic income per share
Income from continuing operations	$0.01	$0.18	$0.35	$0.58
Loss from discontinued operations	-	(0.01)	-	(0.07)
Net income	$0.01	$0.17	$0.35	$0.51

Diluted income per share
Income from continuing operations	$0.01	$0.17	$0.32	$0.55
Loss from discontinued operations	-	(0.01)	-	(0.07)
Net income	$0.01	$0.16	$0.32	$0.48

Weighted average number of shares (basic)	3,435,787	3,384,605	3,422,807	3,384,605

Weighted average number of shares (diluted)	3,709,391	3,656,723	3,719,217	3,602,265